Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated November 2, 2018, with respect to the combined financial statements of CDM Compression Business as of December 31, 2017 and 2016, and for each of the three years in the period ended December 31, 2017 included in this Current Report of USA Compression Partners, LP on Form 8-K. We hereby consent to the inclusion of said report in the Registration Statements of USA Compression Partners, LP on Form S- 3 (No. 333-217391 and 333-211167) and Form S-8 (No. 333-187166).

/s/ GRANT THORNTON LLP

Houston, Texas

November 2, 2018